Exhibit 99.B(a)(37)

ING INVESTORS TRUST

AMENDMENT #37 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING Capital Guardian Small/Mid Cap Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated:	May 3, 2007

/s/ John V. Boyer	/s/ Jock Patton
John V. Boyer, as Trustee	Jock Patton, as Trustee

/s/ Patricia W. Chadwick	/s/ Sheryl K. Pressler
Patricia W. Chadwick, as Trustee	Sheryl K. Pressler, as Trustee

/s/ J. Michael Earley	/s/ David W. C. Putnam
J. Michael Earley, as Trustee	David W.C. Putnam, as Trustee

/s/ R. Barbara Gitenstein	/s/ John G. Turner
R. Barbara Gitenstein, as Trustee	John G. Turner, as Trustee

/s/ Patrick W. Kenny	/s/ Roger B. Vincent
Patrick W. Kenny, as Trustee	Roger B. Vincent, as Trustee

/s/ Walter H. May
Walter H. May, as Trustee